EXHIBIT 10.82

HEADS OF EMPLOYMENT AGREEMENT

Francois Bourret*

●	Employer: TTEC Services Corporation (“TTEC”)
●	Role: Interim Chief Financial Officer
●	Compensation:
o	Base Salary: $315,000 per annum, payable bi-monthly.
o	Promotion Equity Grant: Fair market equity grant in Restricted Stock Units (known as “RSUs”) equal in value of $400,000, as of close of market on the date of the grant; vesting over four years in 25% increments.
o	Variable Incentive Pay (VIP): Eligible for cash bonus of up to 40% of Base Salary, with payout based on TTEC’s company-wide annual performance targets.
o	Equity Incentive Pay: Eligible for equity bonus of up to 40% of Base Salary, granted in RSUs, with the payout based on TTEC’s company-wide annual performance targets and individual performance goals, and approved by the Compensation Committee of the Board; no guaranteed minimum. This Equity Grant will vest over four years, in 25% increments.
●	Severance: On involuntary separation without cause, and subject to standard releases, eligible for severance pay equal to 36 weeks of then-current Base Salary in accordance with TTEC Severance Policy.
●	Restrictive Covenants:
o	Non-Disclosure and Non-Disparagement. Mr. Bourret is subject to customary non-disclosure and non-disparagement undertakings.
o	Non-Compete: Mr. Bourret’s employment is subject to customary non-compete undertakings limited to one year from the TTEC separation date (regardless of reasons for separation) and covering his scope of responsibilities around the globe.
o	Employee Non-Solicit. For a period of one year after separation of employment from TTEC (regardless of the reason for separation), Mr. Bourret may not solicit TTEC employees to leave TTEC or to join any other company; nor can he hire or cause others to hire TTEC employees during this restriction period.
o	Client Non-Solicit. For a period of one year after separation of employment from TTEC (regardless of the reason for separation), Mr. Bourret cannot interfere with TTEC’s client relationships nor can he solicit or cause others to solicit TTEC clients to award business to Mr. Bourret or Mr. Bourret’s employer. Because of Mr. Bourret’s executive role, the client non-solicitation restrictions are broad to include TTEC clients and potential clients (those whom TTEC served or marketed to during Mr. Bourret’s term of employment).
●	Term and Termination: Employment in the Interim Chief Financial officer role is at will and started on April 14, 2023. Each party may terminate without notice.

(*) Mr. Bourret’s employment and compensation arrangements with the company are documented via ordinary course offer letter and incentive plan documents that apply to his employment; he does not have a formal employment agreement with the company. Hence, for purposes of this disclosure, the terms of Mr. Bourret’s employment are presented in these ‘heads of agreement’ format.